                                                                EXHIBIT (a)(4)

                        MADISON RIVER PROPERTIES, L.L.C.
                         One Insignia Financial Plaza
                       Greenville, South Carolina 29602



                               December 19, 1997


To:      The Limited Partners of
         Consolidated Capital Growth Fund

         Enclosed for your review and consideration are documents relating to an offer by Madison River Properties, L.L.C. ("Madison River") to purchase your units of limited partnership interest in Consolidated Capital Growth Fund for $300 in cash per unit. This offer will expire midnight, New York City time on January 21, 1998 (unless extended by Madison River).

         Madison River is an affiliate of the General Partner of the Partnership.

         THE ENCLOSED DOCUMENTS CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU DECIDE WHETHER TO SELL YOUR UNITS TO MADISON RIVER PURSUANT TO THIS OFFER.

         If you have any questions concerning the terms of the offer, or need assistance in completing the forms necessary to tender your units, please contact our Information Agent, Beacon Hill Partners, at (800) 854-9486.

         Thank you.

                                               Sincerely,


                                               Madison River Properties, L.L.C.